Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 17, 2016, with respect to the consolidated financial statements and schedules included in the Annual Report on Form 10-K for the year ended December 31, 2015 of NorthStar Real Estate Income II, Inc., which is incorporated by reference in this Post-Effective Amendment No. 14 to the Registration Statement on Form S-11 (File No. 333-185640). We consent to the incorporation by reference in the Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

New York, New York

April 15, 2016